Exhibit 99.1

[Letterhead of Guggenheim Securities, LLC]

August 3, 2015

The Board of Directors

The Chubb Corporation

15 Mountain View Road

Warren, New Jersey 07059

Re: Registration Statement on Form S-4 of ACE Limited (“ACE”) filed on August 3, 2015 (the “Registration Statement”)

Members of the Board:

Reference is made to our opinion letter, dated June 30, 2015 (the “Opinion Letter”), relating to the proposed transaction involving The Chubb Corporation (“Chubb”), William Investment Holdings Corporation and ACE.

We hereby consent to the inclusion of the Opinion Letter as Appendix C to the Joint Proxy Statement/ Prospectus of ACE and Chubb, which is a part of the Registration Statement, and to the description of the Opinion Letter and the references to our name contained therein under the headings “SUMMARY—Opinion of Chubb’s Financial Advisor,” “RISK FACTORS—Risks Relating to the Merger,” “THE MERGER—Background of the Merger,” “THE MERGER—Chubb’s Reasons for the Merger; Recommendation of the Chubb Board” and “THE MERGER—Opinion of Chubb’s Financial Advisor.”

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Guggenheim Securities, LLC